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                                                                    EXHIBIT 23.2


October 1, 1998


Republic Bancshares, Inc.
111 2nd Avenue NE, Suite 300
St. Petersburg, FL  33701


Republic Bancshares, Inc.

     We are aware that Republic Bancshares, Inc. has incorporated, by reference in its Registration Statement No. 333-63803 on Form S-4, its Form
10-Q for the quarter ended June 30, 1998, which includes our report dated August 13, 1998, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the Act), that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,


ARTHUR ANDERSEN LLP